UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 30, 2022

Progyny, Inc.
(Exact name of Registrant as Specified in Charter)

Delaware	001-39100	27-2220139
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1359 Broadway New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)
(212) 888-3124
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PGNY	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 30, 2022, the board of directors (the "Board") of Progyny, Inc. (the "Company") increased the size of its Board from nine (9) to ten (10) directors and appointed Lloyd H. Dean to serve as Class I director of the Company, effective as of such date. Mr. Dean's term will expire at the Company's 2023 annual meeting of stockholders. In addition, the Board appointed Mr. Dean to serve as a member of the Nominating and Corporate Governance Committee of the Board.

Mr. Dean has served as the Chief Executive Emeritus and the Founding Executive of CommonSpirit Health since August 2022, where he previously served as the Chief Executive Officer from February 2019 to July 2022. Prior to that, Mr. Dean worked at Dignity Health (f/k/a Catholic Healthcare West) from 2000 to 2019, where he most recently served as Chief Executive Officer and President. Mr. Dean worked at Advocate Health Care as Chief Operating Officer from 1997 to 2000, and as Executive Vice President from 1995 to 1997. Mr. Dean also held executive positions at EHS Healthcare and Consumer Health Services. Since August 2015, Mr. Dean has also served on the board of directors of McDonald's Corporation. Additionally, Mr. Dean currently serves on the board of directors of Cal Poly State University Foundation, Carnegie Hall, CommonSpirit Health Foundation, Golden Arrow Merger Corp and Guidehouse. Mr. Dean holds a Bachelor of Science in Sociology and a Master's in Education from Western Michigan University, an honorary Doctorate of Humane Letters from the University of San Francisco and an honorary Doctor of Science degree from Morehouse School of Medicine, California State University and California Polytechnic State University. CommonSpirit Health has also established the Lloyd H. Dean Institute for Humankindness and Health Justice.

There is no arrangement or understanding between Mr. Dean and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between either of Mr. Dean and any of the Company’s other directors or executive officers. Mr. Dean has no material interest in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K.

In accordance with the Company’s amended and restated non-employee director compensation policy (the "Policy"), Mr. Dean will receive a $40,000 annual cash retainer for his service on the Board, payable quarterly in arrears. In addition, pursuant to the Policy, on August 30, 2022 (the "Grant Date"), the Company granted Mr. Dean an initial option grant to purchase 44,000 shares of the Company’s common stock under the Company's 2019 Equity Incentive Plan, as amended from time to time. This option will vest as to 25% of the shares subject to the option on the first anniversary of the Grant Date, with the remainder vesting in equal quarterly installments through the fourth anniversary of the Grant Date, subject to Mr. Dean's continued service through the applicable vesting dates. In addition, pursuant to the Company’s amended and restated non-employee director compensation policy, Mr. Dean will be eligible to receive an annual option grant to purchase 25,0000 shares of the Company’s common stock and 5,000 restricted stock units, each of which will be granted at the close of business on October 24 of each and will vest on the first anniversary of the grant date, provided such director continues to serve as a member of the Board as of such date.

Mr. Dean also entered into the Company’s standard indemnity agreement for directors and executive officers, the form of which the Company previously filed by the Company as Exhibit 10.6 to the Company's Registration Statement on Form S-1 (File No. 333-233965), with the Securities and Exchange Commission on September 27, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Progyny, Inc.

Dated: September 1, 2022
	By:	/s/ Peter Anevski
Peter Anevski
Chief Executive Officer